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                                                                     Exhibit 5.2

                                                                   March 1, 2004




China Telecom Corporation Limited,
    31 Jinrong Street, Xicheng District,
       Beijing, 100032,
         China.

Ladies and Gentlemen:

          In connection with the registration under the Securities Act of 1933 (the "Act") of US$1,000,000,000 principal amount of (i) the debt securities ("Debt Securities") and (ii) the H shares, par value RMB 1.00 per share (the "H Shares"), of China Telecom Corporation Limited, a joint stock company with limited liability organized under the laws of the People's Republic of China (the "Company"), which H Shares may be represented by American Depositary Shares (the "ADSs") evidenced by American Depositary Receipts (the "ADRs") to be issued pursuant to the deposit agreement (the "Deposit Agreement"), dated as of November 14, 2002, among the Company, The Bank of New York, as depositary (the "Depositary"), and owners and beneficial owners from time to time of the ADSs evidenced by the ADRs issued under the Deposit Agreement, we, as your special United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have

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considered necessary or appropriate for the purposes of this opinion.

          Upon the basis of such examination, we advise you that, in our opinion:

          (i) with respect to the Debt Securities, when the Registration Statement has become effective under the Act, the indenture relating to the Debt Securities (the "Indenture") has been duly authorized, executed and delivered, the terms of the Debt Securities and of their issuance and sale have been approved by applicable regulatory authorities and have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Debt Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

          (ii) with respect to the ADSs evidenced by the ADRs, when the Registration Statement has become effective under the Act, the terms of the ADSs evidenced by the ADRs

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and of their issuance and sale have been duly established in conformity with the
Deposit Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the ADRs evidencing the ADSs have been duly issued by the Depositary against the deposit of the underlying H Shares by the Company in accordance with the provisions of the Deposit Agreement and issued and sold as contemplated by the Registration Statement, such ADRs evidencing the ADSs will be duly and validly issued, and the persons in whose names such ADRs are registered will be entitled to the rights specified therein and in the Deposit Agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

          We note that, as of the date of this opinion, a judgment for money in an action based on a security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in

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which a particular security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such security would be required under
Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

          The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of law of the People's Republic of China, we have, with your approval, relied, without independent investigation, upon the opinion, dated the date hereof, of Jingtian & Gongcheng, your PRC counsel, delivered to you, which is also filed as an exhibit to the Registration Statement, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Jingtian Gongcheng Law Offices.

          Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the signatures on all documents

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examined by us are genuine, an assumption that we have not independently verified.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of Securities" in the prospectus, which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                         Very truly yours,